Exhibit 99.1

J & J Snack Foods Announces Down Earnings

PENNSAUKEN, N.J.--(BUSINESS WIRE)--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales but lower earnings for the first quarter ended December 29, 2007.

Sales increased 15% to $130.9 million from $114.1 million in last year’s first quarter. Net earnings decreased 50% to $1.9 million in the current quarter from $3.8 million last year. Earnings per diluted share were $.10 for the first quarter compared to $.20 last year. Operating income decreased 55% to $2.3 million in the current quarter from $5.1 million in the year ago quarter.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “The unprecedented escalation in commodity costs including both wheat and dairy impacted this quarter. Given the current environment and expected lack of substantial relief, this will continue to pressure earnings in the future. We are committed to managing our business for the long term and maintaining our market share and presence. We are gratified to have grown our sales by 15% during this difficult environment.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** and CHILL*** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Newport, California.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ’S is a registered trademark of Barq’s Inc.

***CHILL is a registered trademark of Wells Dairy, Inc.

	Consolidated Statement of Operations
	Three Months Ended
	December 29,	December 30,
	2007	2006
	(unaudited)
	(in thousands)

Net sales	$130,898	$114,142
Cost of goods sold	95,511	78,894
Gross profit	35,387	35,248
Operating expenses	33,051	30,113
Operating income	2,336	5,135
Other income	779	956
Earnings before income taxes	3,115	6,091
Income taxes	1,218	2,286
Net earnings	$1,897	$3,805

Earnings per diluted share	$.10	$.20
Earnings per basic share	$.10	$.21
Weighted average number of diluted shares	19,076	18,895
Weighted average number of basic shares	18,769	18,539
	Consolidated Balance Sheets
	December 29, 2007	September 29, 2007
	(unaudited)
	(in thousands)

Current assets	$157,971	$165,364
Property, plant & equipment, net	94,218	93,222
Goodwill	60,314	60,314
Other intangibles, net	57,141	58,333
Other assets	3,013	3,055
Total	$372,657	$380,288

Current liabilities	$55,399	$64,601
Long-term obligations under capital leases	451	474
Deferred income taxes	19,180	19,180
Other long term obligations	2,211	451
Stockholders' equity	295,416	295,582
Total	$372,657	$380,288

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President
Chief Financial Officer
856-665-9533, ext. 268